Exhibit 99.1

MG Capital Announces That All Three Independent Proxy Advisory Firms Have Endorsed Its Case for Wholesale Change in HC2’s Boardroom

Egan-Jones Joins Glass Lewis in Recommending That HC2 Stockholders Vote to Remove All Six of HC2’s Incumbent Directors and Elect MG Capital’s Full Slate of Highly-Qualified, Independent Director Nominees

Egan-Jones, Glass Lewis and ISS Unanimously Support the Removal of CEO Philip Falcone from the Board

MG Capital Urges Stockholders Seeking a Path to Superior Value Creation to Heed the Advice of Leading Proxy Advisory Firms by Consenting on the GREEN Card FOR the Entire MG Capital Slate Today

NEW YORK--(BUSINESS WIRE)-- MG Capital Management, Ltd. (together with Percy Rockdale LLC, the nominating stockholder, and its affiliates, “MG Capital” or “we”), today announced that Egan-Jones Proxy Services (“Egan-Jones”), a leading independent proxy advisory firm, has endorsed its case for wholesale change at HC2 Holdings, Inc. (NYSE: HCHC) (“HC2” or the “Company”). Egan-Jones recommends that stockholders vote to CONSENT to all actions on the GREEN Consent card, including the election of all six of MG Capital’s highly-qualified and independent nominees – George Brokaw, Kenneth Courtis, Michael Gorzynski, Robin Greenwood, Liesl Hickey and Jay Newman – to HC2’s Board of Directors (the “Board”).
Egan-Jones’ endorsement to remove each and every individual on the Board comes just hours after Glass, Lewis & Co., LLC (“Glass Lewis”) announced its unanimous support of our entire slate, in addition to support for our case for change from Institutional Shareholder Services Inc. (“ISS”) last week.

Stockholders who agree that a wholesale shake-up is needed to effect change at HC2 should CONSENT on the GREEN Consent card to elect all six of MG Capital’s highly-qualified director nominees. Our candidates possess the integrity, cross-sector experience, credibility and leadership sorely needed in the boardroom. The individuals on our slate have spent months analyzing HC2’s challenges and developing a comprehensive strategy for reducing the Company’s massive debt and ultimately delivering an estimated $9 per share in value to stockholders. Learn more about our nominees’ plan and how to CONSENT on the GREEN Consent card at www.ABetterHC2.com.

In its full report, Egan-Jones joined ISS and Glass Lewis in reaffirming MG Capital’s significant concerns regarding HC2’s erosion of stockholder value, countless poor corporate governance practices, and the incumbent Board’s severe lack of integrity, accountability and qualifications. Egan-Jones’ findings include1:

•
“[...] electing the Participating Stockholders’ slate is in the best interests of the Company and its stockholders. Given the slate’s expertise, qualifications and experience, we believe that if elected, the nominees will instill fresh perspectives which are aligned to the long-term interests of the shareholders, contrary to the short-sighted quick fixes being implemented by the Board.”

•
“Specifically, Michael Gorzynski’s experience in investment, insurance, debt restructuring and refinancing makes him the ideal person to replace Mr. Falcone as HC2’s CEO […] [Mr. Gorzynski’s experience] will be a significant contribution to re-align the Company towards maximizing shareholder value.”

1 Permission to quote Egan-Jones was neither sought nor obtained. Emphases added.

•	“[…] the dissidents’ slate possesses a wide array of expertise in investment management who will be instrumental in the successful diversification of HC2’s portfolio of assets.”

•
“[…] there is an immediate need for change in HC2’s management and Board, as the Company’s stockholder value was eroded, by what we believe, to be the subpar leadership of Mr. Philip A. Falcone as the Chairman and CEO.”

•
“[…] HC2’s poor corporate governance practices continue to dismantle its financial well-being [...] the incumbent Board members are not qualified to continue their service as directors because of poor oversight in prior years […] Mr. Falcone’s assumption of both [Chairman and CEO] roles has posed conflicts of interests and lack of integrity and accountability, including vague disclosures of potential material related party transactions and inappropriate services provided but still, he was rewarded with what we find to be excessive compensation.”

Michael Gorzynski, MG Capital’s founder and managing partner, commented:

“We are very pleased that MG Capital’s case for change at HC2 enjoys the unanimous support of all three independent proxy advisory firms. We appreciate that Egan-Jones has joined Glass Lewis and ISS in recommending that HC2 stockholders consent on the GREEN Consent card for our highly-qualified and independent nominees. It is our hope that all stockholders will take note of the fact that Egan-Jones sees significant value in our six nominees’ comprehensive plan of action, which was a product of ‘well-thought process and intelligence’ that ‘will unlock stockholder value in the long run.’ Our nominees encourage stockholders to judge our slate based on our qualifications and strategy developed with a single end-goal in mind: return value to HC2 stockholders who have suffered at the helm of Mr. Falcone and his Board of cronies for far too long.

We agree with Egan-Jones, Glass Lewis and ISS that fresh perspectives and a well-articulated strategy for value-creation are required in the boardroom to address HC2’s poor financials, concerning related party transactions and dismal corporate governance. If elected to the Board, our nominees will continue to maintain an active, collaborative and productive dialogue with fellow directors and all stockholders – acting with integrity, accountability and stockholder-friendly governance policies. We are confident that our slate has the right vision to unlock the tremendous value trapped in HC2’s assets and we will not rest until we deliver a better HC2 for all stockholders.”

**HOW TO CONSENT**

1.
We urge HC2 stockholders to CONSENT to all three proposals on the GREEN Consent card and return it in your postage-paid envelope provided as soon as possible. Consents must be received by May 7, 2020. Visit www.ABetterHC2.com for more information.

2.	If you need immediate assistance in voting on the GREEN Consent Card, please contact Saratoga at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

DISCARD THE WHITE CARD.  PLEASE SIGN, DATE AND RETURN YOUR FILLED OUT GREEN CONSENT CARD TODAY.

***

FORWARD-LOOKING STATEMENTS

Any statements contained herein that do not describe historical facts, including future operations, are neither promises nor guarantees and may constitute “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. There is no assurance or guarantee with respect to the prices at which any securities of the Issuer will trade, and such securities may not trade at prices that are stated, estimated or implied herein. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Numerous factors could cause actual future results to differ materially from current expectations expressed or implied by such forward-looking statements, including the risks and other risk factors detailed in various publicly available documents filed by the Issuer from time to time with the Securities and Exchange Commission (SEC), which are available at www.sec.gov, including but not limited to, such information appearing under the caption “Risk Factors” in Issuer’s Annual Report on Form 10-K filed with the SEC on March 16, 2020. Any forward-looking statements should be considered in light of those risk factors. MG Capital cautions readers not to rely on any such forward-looking statements, which speak only as of the date they are made. MG Capital disclaims any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in Issuer expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

Contacts

For Investors:

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com